                                               MPREMIER VUL
                                         Prospectus Filing May 2005

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.87%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.68%

                                               MPREMIER VUL
                                         Prospectus Filing May 2005

Male    Preferred     NonSmoker                      Level Death Benefit  (Type A)
Age:                  55                             CVAT
Face:          1,000,000                             Maximum Charges
TTR:                   0                             Assume Annual Payment of 76330 for 7 years
                                                     Hypothetical Annual Return of 6% Gross, 4.68% Net
Policy --- Year 5
                             (0a)          (0b)          (1)          (2)         (3)        (4)        (5)          (6)           (7)          (8)           (9)              (10)          (11)          (12)             (13)               (14)
                              BOP           BOP                                   Per        Per       Montly                     Total                      Total             EOP                          EOP              EOP               EOP
                           Contract        Accum       Premium    Per Policy    Premium     $1,000      Cost       Monthly      Contract     Surrender        Cash            Basic        Corridor      Corridor           Death             Accum
  Month        YEAR          Fund          Prems         Paid        Loads       Loads       Load      Of Ins     Interest        Fund        Charges      Surr Value           DB          Factor          DB            Benefits          Prems Paid

    1            5          197,486       337,098       76,330          20      14,884       780       742             983     258,372        2,923         255,449        1,000,000         1.98        511,576         1,000,000          414,781
    2            5          258,372       414,781            -          20          -        780       743             981     257,809        2,923         254,886        1,000,000         1.98        510,462         1,000,000          416,139
    3            5          257,809       416,139            -          20          -        780       744             979     257,244        2,923         254,321        1,000,000         1.98        509,344         1,000,000          417,502
    4            5          257,244       417,502            -          20          -        780       744             976     256,677        2,923         253,754        1,000,000         1.98        508,220         1,000,000          418,868
    5            5          256,677       418,868            -          20          -        780       745             974     256,106        2,923         253,183        1,000,000         1.98        507,090         1,000,000          420,240
    6            5          256,106       420,240            -          20          -        780       745             972     255,533        2,923         252,610        1,000,000         1.98        505,955         1,000,000          421,615
    7            5          255,533       421,615            -          20          -        780       746             970     254,957        2,923         252,034        1,000,000         1.98        504,815         1,000,000          422,996
    8            5          254,957       422,996            -          20          -        780       746             968     254,378        2,923         251,455        1,000,000         1.98        503,669         1,000,000          424,380
    9            5          254,378       424,380            -          20          -        780       747             966     253,797        2,923         250,874        1,000,000         1.98        502,517         1,000,000          425,770
    10           5          253,797       425,770            -          20          -        780       748             963     253,212        2,923         250,289        1,000,000         1.98        501,360         1,000,000          427,164
    11           5          253,212       427,164            -          20          -        780       748             961     252,625        2,923         249,702        1,000,000         1.98        500,198         1,000,000          428,562
    12           5          252,625       428,562            -          20          -        780       749             959     252,035        2,923         249,112        1,000,000         1.98        499,029         1,000,000          429,965

( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = 76330

(2)       Per Policy load = $20 per month.

(3)       Sales and Admin Load = 19.5% of premium paid

(4)       Per $1,000 load  -   $0.78 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.68% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $29230 and surrender charge percentage = 10% for the 5th policy year.

(9)       Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 55 NonSmoker CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5